EXHIBIT (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 203 to Registration Statement No. 002-22019 on Form N-1A of our reports dated as indicated on the attached Schedule A, relating to the financial statements and financial highlights of the funds listed on the attached Schedule A, certain of the funds constituting Eaton Vance Growth Trust (the “Trust”) and the Worldwide Health Sciences Portfolio (the “Portfolio”), listed on the attached Schedule A, appearing in the Annual Report on Form N-CSR of the Trust for the year ended August 31, 2017, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statements of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

December 21, 2017

Schedule A

Eaton Vance Growth Trust

Report Date	Fund Name

October 20, 2017	Eaton Vance Richard Bernstein Equity Strategy Fund
October 20, 2017	Eaton Vance Richard Bernstein All Asset Strategy Fund
October 19, 2017	Eaton Vance Worldwide Health Sciences Fund
October 19, 2017	Eaton Vance Greater China Growth Fund

Portfolio whose financial statements are included in one or more of the above Funds’ annual reports for the year ending August 31, 2017:

Report Date	Portfolio Name

October 19, 2017	Worldwide Health Sciences Portfolio